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                                                                   Exhibit 23.1

                             Accountants' Consent

The Board of Directors
UNIsite, Inc. and Subsidiaries

  We consent to the incorporation by reference in the registration statements on Form S-3 (333-89345) and
S-8 (333-72927), (333-56331), and (333-51959) of American Tower Corporation
and Subsidiaries of our report dated January 14, 2000, with respect to the consolidated balance sheets of UNIsite, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the Form 8-K of American Tower Corporation dated March 30, 2000.

Tampa, Florida
March 28, 2000
                                          /s/ KMPG LLP